410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Board of Directors Declares Quarterly Dividends

CHICAGO-(October 17, 2018)-The Board of Directors of Oil-Dri Corporation of America (NYSE: ODC) today declared quarterly cash dividends of $0.24 per share of the Company’s Common Stock and $0.18 per share of the Company’s Class B Stock.

The dividends declared today will be payable on November 30, 2018 to stockholders of record at the close of business on November 16, 2018. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for fifteen consecutive years.

Oil-Dri is also pleased to report that the Jaffee family heirs and trusts are providing the liquidity necessary to the Richard M. Jaffee estate such that the tax obligations related to the passing of Richard M. Jaffee earlier this year will not require the sale of shares of Oil-Dri stock outside of the Jaffee family. The Jaffee family looks forward to continuing to grow the Company for many years to come.

Oil-Dri expects to release earnings for its first quarter of fiscal 2019 after the close of the U.S. stock market on Friday, December 7, 2018 and to host an Investor Teleconference on Monday, December 10, 2018. Teleconference details will be communicated via web alert approximately one week prior to the call.

The Company will host its Annual Meeting of Stockholders on Tuesday, December 11, 2018 starting at 9:30 am, Central Time. The meeting will be held at The University of Chicago Booth School of Business, Gleacher Center, 450 Cityfront Plaza Drive, Chicago, IL 60611. The record date for voting eligibility at the Annual Meeting is Monday, October 15, 2018.

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While Oil-Dri’s founding product was granular clay floor absorbents, it has since greatly diversified its portfolio. The Company’s mission to “Create Value from Sorbent Minerals” is supported by its wide array of consumer and business to business product offerings. In 2016, Oil-Dri celebrated its seventy-fifth year of business and looks forward to the next milestone. To learn more about the Company, visit oildri.com.

Reagan B. Culbertson
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515